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                                                                   EXHIBIT 10.10

[HBU LOGO] HOLLANDSCHE
           BANK-UNIE N.V.

                       SHORT-TERM LOAN AGREEMENT IN EUROS
                            AND OPTIONAL CURRENCIES

THIS AGREEMENT IS MADE BETWEEN THE UNDERSIGNED:

1. Adventure Three S.A., established in Majuro, Marshall Islands, hereinafter referred to as 'the Borrower',

AND

2. HOLLANDSCHE BANK-UNIE N.V., having its registered office in Amsterdam, hereinafter referred to as 'the Bank'.

WHEREAS:

The Bank has offered by the Credit Agreement dated 24 June 2004 to grant the Borrower, until further notice, a short-term loan facility, subject to the terms and conditions mentioned in that Credit Agreement, including the conclusion of a relevant agreement between the parties.

IT IS HEREBY AGREED AS FOLLOWS:

      ARTICLE 1 LOAN PERIOD AND CURRENCY

1.1 Under the short-term loan facility, the Borrower shall be entitled to draw short-term loans at the Bank in euros or optional currencies for periods ranging from fourteen days to twelve months, as determined by the Borrower. Short-term loans drawn for periods longer than three months shall require the Bank's prior consent.

1.2 In this agreement, optional currency shall mean a currency that is freely convertible into euros and freely transferable and which in the opinion of the Bank is generally and freely dealt in on the London interbank money market.

1.3 The Bank shall not be obliged to grant a short-term loan upon the occurrence of any event mentioned in 6.1 below.

      ARTICLE 2 LOAN AMOUNT

2.1 Short-term loans shall be a minimum of EUR 500,000 (five hundred thousand euros) or the equivalent in the relevant optional currency. In addition, short-term loans may only be drawn in a multiple of EUR 100,000 (one hundred thousand euros) or the equivalent in the relevant optional currency (to be rounded in the manner to be determined by the Bank).

2.2 The equivalent of optional currencies shall be calculated at the Bank's spot buying rate for the conversion of euros into the optional currency in question at the time when the short-term loan is concluded, two business days prior to the drawing of the short-term loan in question. With a view to the exchange risk on short-term optional currency loans, the available amount under the short-term loan facility shall be reduced by a certain percentage of any short-term optional currency loan amount. This percentage shall be determined by the Bank for each short-term loan individually.

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[HBU LOGO] HOLLANDSCHE
           BANK-UNIE N.V.

      ARTICLE 3 FIXING OF INTEREST ON EURO LOANS

3.1 If the Borrower wishes to draw a short-term loan in euros under the short-term loan facility, he shall notify the Bank by telephone before
      11.30 a.m. (Central European Time) on the day of the intended drawing and at the same time state loan amount, currency and loan period.

3.2 During, or immediately after the telephone call referred to in 3.1 above, the Bank shall quote the interest rate at which it is willing to grant the short-term loan requested. If the Bank and the Borrower then reach agreement upon the interest rate, the Bank shall confirm the short-term loan it has granted to the Borrower in writing or by fax or another customer datacommunication system of the Bank's choice to which the Borrower is linked, stating loan amount, currency, loan period and interest rate as well as the account on which the short-term loan shall be made available to the Borrower. If the parties shall fail to reach agreement, this shall mean a return to the situation prior to the notice by telephone referred to in 3.1 above.

      ARTICLE 4 FIXING OF INTEREST ON OPTIONAL CURRENCY LOANS

4.1 If the Borrower wishes to draw a short-term loan in an optional currency under the short-term facility, he shall notify the Bank by telephone before 3.30 p.m. (Central European Time) two business days prior to the day of the intended drawing and at the same time state loan amount, currency and loan period. In this section, business day shall mean a day on which banking institutions in London, New York and the country where the optional currency in question is the national unit, are open for business.

4.2 During, or immediately after the telephone call referred to in 4.1 above, the Bank shall quote the interest rate at which it is willing to grant the short-term loan requested. If the Bank and the Borrower then reach agreement upon the interest rate, the Bank shall confirm the short-term loan it has granted to the Borrower in writing or by fax or another customer datacommunication system of the Bank's choice to which the Borrower is linked, stating loan amount, currency, loan period and interest rate as well as the account on which the short-term loan shall be made available to the Borrower. If the parties shall fail to reach agreement, this shall mean a return to the situation prior to the notice by telephone referred to in 4.1 above.

      ARTICLE 5 INTEREST AND PRINCIPAL

      The Borrower shall pay interest on any short-term loan at the rate fixed in the way described in 3 and 4 above, together with the repayment of the short-term loan in question. Interest shall be calculated on the basis of the actual number of days elapsed and a year of 360 days or 365 days, dependent on the desired currency. Each short-term loan shall be repaid on the last day of the loan period. Premature repayment is not permitted.

      ARTICLE 6 EVENTS OF DEFAULT

6.1 All short-term loans together with accrued interest and any other sum due from the Borrower under this agreement will be due to the Bank forthwith and in full, without demand notice or any other formality being required:

      a. if the Borrower defaults on any obligation towards the Bank at the time and in the manner required;

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[HBU LOGO] HOLLANDSCHE
           BANK-UNIE N.V.

      b. if the Borrower's legal structure is changed and/or the Borrower effects a merger or demerger, ceases to exist, ceases to pursue the corporate objects set out in his memorandum and articles of association, decides to liquidate his business or loses his legal status;

      c. if the Borrower applies for a moratorium or other judicial postponement of payment of debts, presents a bankruptcy or winding-up petition, is adjudicated bankrupt or wound-up or proposes an extrajudicial arrangement or composition with his creditors;

      d. if any immovable properties of the Borrower or his consolidated subsidiaries are taken in execution or attached by way of security and this attachment is not lifted or discharged within thirty days; if the whole or, in the opinion of the Bank, a substantial part of the movable and/or immovable properties is lost, damaged, expropriated or confiscated;

      without prejudice to the Bank's right at any time to take all such measures provided by law as it shall deem necessary or appropriate to protect its rights or to recover the Borrower's debt to it.

6.2 The Borrower shall forthwith notify the Bank of the occurrence of any circumstances mentioned under b, c and d in 6.1 above.

      ARTICLE 7 COMPENSATION

      If the Bank calls in the short-term loan by virtue of the provisions contained in 6.1 above, the Borrower shall be due to the Bank lump sum compensation of 1.5% (one and a half per cent) of the amount the payment of which is demanded by the Bank.

      ARTICLE 8 DEFAULT INTEREST

      Without prejudice to the provisions contained in 6 and 7 above, the Borrower shall be liable, in the event of late payment of any sum due under this agreement, to pay default interest on the overdue amount as from the due date until the date of actual payment in full. The rate of such default interest shall be 2 percentage points above the interest rate applicable to the short-term loan in question as referred to in 5 above and may be further increased by the difference adverse to the Bank between the interest rate referred to in 5 above and, in the case of a short-term loan in euros, the weighted average of the official offered rate (Euro Overnight Index Average) as determined on each day of late payment at 7.00 p.m. (Central European Time) or, in the case of short-term optional currency loans, the debit interest rate charged to the Bank in the country where the optional currency in question is the national unit, plus any additional costs and expenses. Default interest resulting from this article shall be due and calculated as from the due date until the date of actual payment.

      ARTICLE 9 PAYMENTS

9.1 The Borrower shall make all payments due under this agreement on the due dates at the Bank's branch where the short-term loan is accounted for or at any other address for payment the Bank has notified to the Borrower. The Bank reserves the right to designate other addresses for payment. The Borrower shall make the payments without set-off or counterclaim and without any deduction for or on account of any taxes of whatever nature now or hereafter imposed or levied by or under the authority of the government of any country in which the Borrower shall be resident. This shall not apply, however, if any such taxes shall at any time be required to be withheld or deducted from any payment to be made by the Borrower, in which case the Borrower shall pay such additional amounts as shall be necessary to ensure that the net amount received by the Bank equals the amount payable under the terms and conditions of this agreement.

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[HBU LOGO] HOLLANDSCHE
           BANK-UNIE N.V.

9.2 If a euro amount shall become payable on a day on which banking institutions in the Netherlands are closed and which is not a Saturday, such payment shall be made on the next succeeding day on which those institutions are open for business. If the result of such extension would be to carry the payment over into another calendar month, payment shall be made on the last day of the relevant month on which those banking institutions are open for business.

9.3 If any optional currency amount shall become payable on a day on which banking institutions in London, New York and/or the country where the currency in question is the national unit, are closed, such payment shall be made on the next succeeding day on which those institutions are open for business. If the result of such extension would be to carry the payment over into another calendar month, payment shall be made on the last day of the relevant month on which those banking institutions are open for business.

9.4 The Bank shall be entitled but not obliged to debit all amounts that are due and payable by the Borrower to the Bank in respect of the short-term loans, from the Borrower's current account at the Bank, without prejudice to the Borrower's obligation to ensure that such debit would not cause the current account to show an unauthorised debit balance.

      ARTICLE 10 APPROPRIATION OF PAYMENTS

      The Bank shall apply all net payments it receives under this agreement (i.e. after deduction of all costs and expenses) in reduction or settlement of the Borrower's indebtedness as follows: firstly costs and expenses incurred, secondly fees and commissions, next compensation and default interest, then interest and finally principal.

      ARTICLE 11 EVIDENCE

      The Bank's records shall be conclusive evidence of the Borrower's indebtedness to the Bank, unless the Borrower shall be able to furnish proof to the contrary. In the case of disagreement on any amount due and payable by the Borrower according to the records of the Bank, the Borrower shall not be entitled to refuse or postpone payment of the whole or any part of such amount but this shall not affect the Bank's obligation to refund any amount it should appear to have received in excess.

      ARTICLE 12 AMENDMENTS AND ADDITIONS

      In the case of any amendments or additions to the short-term loan facility referred to under 'Whereas' at the beginning of this agreement, or replacement by a similar short-term loan facility, the provisions contained in this agreement shall continue to apply, without any rider to this agreement or a separate agreement being required.

      ARTICLE 13 GENERAL BANKING CONDITIONS

      Except where this agreement expressly provides otherwise, the legal relationship between the Borrower and the Bank shall be subject to the Bank's General Banking Conditions. The Borrower declares that he has received a copy of these General Banking Conditions and to be aware of the content thereof.

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SIGNATURE:

Majuro, 8 July 2004                                Rotterdam,    2004

/s/ Ion Varouxakis                                 HOLLANDSCHE BANK-UNIE N.V.
-----------------------------                      Coolsingel 104
/s/ George D. Gourdomichalis
-----------------------------
Adventure Three S.A.

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